EXHIBIT 99
Jon Mills
Cummins Inc.
Phone: 317-658-4540
Email: jon.mills@cummins.com

For Immediate Release

February 11, 2021

Cummins Promotes Two Top Executives
Tony Satterthwaite, Vice Chairman; Jennifer Rumsey, President and COO

Columbus, Indiana – Cummins Inc. (NYSE: CMI) announced today that Tony Satterthwaite is being named Vice Chairman and Jennifer Rumsey will succeed Satterthwaite as President and Chief Operating Officer, effective March 1.

"I am thrilled to have Tony join the Chairman's office and confident he's the right leader for this role, given the significant opportunities in front of us," said Tom Linebarger, Chairman and CEO, Cummins Inc. "Tony understands our business at all levels and has a truly global view, having lived for extensive periods in Asia, Europe, and the U.S. He's a well-respected leader, strategist, mentor and thinker and an asset to our company."

Satterthwaite joined Cummins in 1988 and began in product planning and sales. Over the course of his career, he has held leadership positions across the company's global businesses and operations, including serving as President of Power Generation, President the Distribution Business and most recently as President and Chief Operating Officer.

Prior to joining Cummins, Satterthwaite was an engineer with Schlumberger. He earned a B.S. in Civil Engineering from Cornell University and an MBA from Stanford University. Satterthwaite serves in leadership positions on several public company and not-for-profit boards, including IDEX Corporation, the National Association of Manufacturers and the Cornell Engineering College Advisory Council. Satterthwaite resides with his wife in Indianapolis, Indiana.

Effective March 1, 2021, Jennifer Rumsey will succeed Satterthwaite as President and Chief Operating Officer.

"Technology is evolving more rapidly now than at any other time in history and Jen's extensive technical experience and leadership make her ideal for the role of President and Chief Operating Officer," said Linebarger. "Jen has served in a variety of business and technical leadership positions at Cummins and has been incredibly successful in every role. She has been instrumental in developing some of the most important products and technologies Cummins has created."

Rumsey joined Cummins in 2000 in controls and has held a variety of leadership roles over the course of her career, including roles in advanced engineering, product development, and quality. She has served as the Vice President of Engineering for the Engine Business, Chief Technical Officer for Cummins, and most recently as the company's President of the Components business.

"Jen leads with high integrity and she is a tireless advocate of Cummins' mission and values around the world. From science, technology, engineering and math (STEM) advocacy to the advancement of women to strengthening emissions standards around the world, Jen has dedicated her career to making a positive difference for our employees, customers and the environment," said Linebarger. "I am looking forward to working with her to power a more prosperous world in the years ahead."

Prior to joining Cummins, Rumsey worked on fuel cell development with Nuvera Fuel Cells. She earned a Bachelor's in Mechanical Engineering from Purdue University and a Master's in Mechanical Engineering from the Massachusetts Institute of Technology. Rumsey serves on the board of directors for Hillenbrand, Inc. and is a member of the Purdue College of Engineering Advisory Council. Rumsey resides with her family in Columbus, Indiana.

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company's products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components, including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 57,825 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $1.8 billion on sales of $19.8 billion in 2020. See how Cummins is powering a world that's always on by accessing news releases and more information at https://www.cummins.com/always-on.